Commission File Number 33-69716

                                  PRESS RELEASE


October 20, 2000. The Sands Hotel & Casino announced today that GB Holdings, Inc. (the "Company") the parent company of the Sands Hotel & Casino, intends to file a plan of reorganization and related disclosure statement in the bankruptcy cases involving the Claridge Hotel and Casino located in Atlantic City, New Jersey. Alfred J. Luciani, the President and CEO of the Sands said, "We intend to propose a transaction that will be beneficial to the Sands stockholders and the Claridge and would permit the combined companies to go forward as strong competitors. The precise terms of our plan are currently under consideration, but we are committed to making a proposal before the November 13 deadline established by the bankruptcy court."

Luciani stated that he anticipated that the regulatory approvals necessary for the acquisition could be obtained expeditiously. "GB Holdings, which is currently licensed to own the Sands Hotel & Casino, would not face the type of opposition based on economic concentration, as would be inherent in an application by a large, multiple-licensed casino operator in Atlantic City."

Certain information included in this press release contains statements that are forward-looking, such as statements relating to future performance and business development activities and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in the interest rates), domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information regarding the Company and risks applicable to its business, please review the filings of the Company and its affiliates, GB Property Funding Corp. and Greate Bay Hotel and Casino, Inc. with the Securities and Exchange Commission (the "Commission"), including the Company's reports on Forms 10-K and 10-Q.

IMPORTANT: INVESTORS ARE URGED TO READ RELEVANT DOCUMENTS THAT MAY HEREAFTER BE FILED WITH THE COMMISSION REGARDING THIS TRANSACTION BECAUSE THEY MAY CONTAIN IMPORTANT INFORMATION. NO SUCH DOCUMENTS REGARDING THIS TRANSACTION HAVE YET BEEN FILED. SUCH DOCUMENTS, IF FILED, WILL BE AVAILABLE WITHOUT CHARGE FROM THE COMMISSION'S WEBSITE (HTTP://WWW.SEC.GOV).

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